THE CHUBB CORPORATION

Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-3: No. 333-67445, No. 333-74912, No. 333-101460, No. 333-104310, and Form S-8: No. 33-29185, No. 33-30020, No. 33-49230, No. 33-49232, No. 333-09273, No. 333-09275, No. 333-58157, No. 333-67347, No. 333-36530 No. 333-85462, No. 333-90140 and Post-Effective Amendment No. 2 to Form S-4 on Form S-8 No. 333-73073) of The Chubb Corporation and in the related Prospectuses of our report dated February 27, 2004, with respect to the consolidated financial statements and schedules included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/S/ ERNST & YOUNG LLP

New York, New York
March 11, 2004